Exhibit 99.1

Immunocore announces 2026 strategic priorities at 44th Annual J.P. Morgan Healthcare Conference

 Reaching more metastatic uveal melanoma patients with KIMMTRAK (tebentafusp) in 2026 through US community and global market penetration

Enrolling three Phase 3 trials across multiple melanoma indications – TEBE-AM enrollment completion anticipated 1H 2026; topline data expected as early as 2H 2026

PRAME franchise Phase 1/2 data to be presented in 2H 2026: brenetafusp combinations in ovarian and lung cancer and initial data with half-life extended candidate (IMC-P115C)

Additional Phase 1 HIV data to be presented in 2H 2026

Planning to dose first patient in Phase 1 type 1 diabetes trial in 1H 2026 and to submit clinical trial application for second autoimmune candidate in 2H 2026

Company to present at 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 8:15 AM PST

(OXFORDSHIRE, England & RADNOR, Penn. & GAITHERSBURG, Md., US, 9 January 2026) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today set out its strategic priorities for 2026 including its plans for reaching more patients with melanoma and other diseases with high unmet needs.

The Company highlights the potential of its melanoma franchise building on KIMMTRAK’s performance including the completion of enrollment in TEBE-AM, the registrational late-line cutaneous melanoma trial, in the first half of this year. In addition to enrolling patients in three Phase 3 trials, the Company expects to present data from multiple Phase 1/2 trials in 2026.

“2026 will be an important year for Immunocore. We are building a leading melanoma franchise – first with KIMMTRAK, the standard of care for HLA-A*02:01-positive patients with metastatic uveal melanoma, and next in cutaneous melanoma through the TEBE-AM Phase 3 trial, which is our top priority for 2026,” said Bahija Jallal, CEO of Immunocore. “We expect to complete enrollment in the first half, positioning us for data readout as early as the second half of the year. We also continue to advance our broad pipeline, with pivotal readouts in oncology and infectious diseases, and dosing of the first patient in our first autoimmune trial this year.”

“We have a significant amount of data for our PRAME bispecific candidates, as monotherapy and combinations, and are enrolling patients in our first-line cutaneous melanoma Phase 3 trial,” said David Berman, Head of Research & Development. “In the second half of 2026, we plan to share clinical data from both brenetafusp in ovarian and lung cancer and IMC-P115C, our PRAME half-life extended candidate, which will inform next development steps.”

Key Strategic Priorities 2026

The Company has pioneered a leading scalable, off-the-shelf immunomodulating platform and will focus on the following three priorities in 2026, as it continues developing and delivering transformative treatment options to patients:

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Grow KIMMTRAK (tebentafusp) and prepare for potential new melanoma indications: reaching more metastatic uveal melanoma (mUM) patients and delivering KIMMTRAK’s lifecycle management program through two ongoing registrational Phase 3 trials (TEBE-AM and ATOM). The Company is also enrolling a third registrational trial, PRISM-MEL-301, evaluating brenetafusp in first-line melanoma.

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Expand beyond melanoma into other tumor types: in 2026, the Company anticipates having multiple Phase 1 readouts with its PRAME bispecific candidates – brenetafusp and IMC-P115C (PRAME-A02-HLE) – across multiple tumor types, including ovarian and non-small cell lung cancer (NSCLC), in combination with multiple therapies. This data will inform next steps. The Company is also enrolling patients in a Phase 1 dose escalation trial, including combinations, in colorectal cancer with IMC-R117C (PIWIL1-A02).

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Realize growth opportunities beyond oncology: in 2025, the Company showed important proof of concept data for its infectious disease platform and continues to dose escalate and monitor the viral rebound kinetics in the Phase 1 trial in people living with HIV. The Company is also advancing its two autoimmune disease candidates towards the clinic: initiation of the Phase 1 trial for IMC-S118AI (PPI x PD1), and submission of a clinical trial application for IMC-U120AI (CD1a x PD1).

Upcoming Expected Catalysts

KIMMTRAK
•	2026: Entering its fifth year post-approval; expect moderating revenue growth driven by continued increase in US community centers and global penetration
•	First half of 2026: Long-term 5-year Overall Survival (OS) data from Phase 3 tebentafusp trial in mUM
•	Second half of 2026: Additional real-world evidence data from KIMMTRAK in mUM

Tebentafusp
•	First half of 2026: Complete enrollment of Phase 3 registrational trial in previously treated cutaneous melanoma (TEBE-AM), with topline readout as early as 2H 2026
•	Continue enrollment of Phase 3 registrational adjuvant uveal melanoma trial (ATOM); led by EORTC

PRAME programs
•	Second half of 2026: Present data from Phase 1/2 brenetafusp combinations in ovarian, including platinum sensitive ovarian cancer
•	Second half of 2026: Present data from Phase 1/2 brenetafusp monotherapy and combinations in NSCLC
•	Second half of 2026: Present initial data from Phase 1 trial with IMC-P115C (PRAME-A02-HLE) in multiple solid tumors
•	Continue enrollment in Phase 3 brenetafusp combination trial in 1L cutaneous melanoma (PRISM-MEL-301)

PIWIL1
•	2027: Present initial data from Phase 1 dose escalation in colorectal cancer

Infectious Diseases
•	Second half of 2026: Present additional data from Phase 1 HIV trial

Autoimmune Diseases
•	First half of 2026: Dose first patient in Phase 1 trial in type 1 diabetes with IMC-S118AI
•	Second half of 2026: File clinical trial application/Investigational New Drug application for a Phase 1 trial in atopic dermatitis with IMC-U120AI

Preliminary Year-End 2025 cash position

Preliminary unaudited cash, cash equivalents and marketable securities were approximately $864 million as of December 31, 2025. In the fourth quarter of 2025, the Company paid sales-related rebate accruals. Immunocore will report its final and complete fourth-quarter and full-year 2025 financial results in late February 2026, and the actual results could be different from these preliminary unaudited financial results.

44th Annual J.P. Morgan Healthcare Conference

The Company has updated its corporate presentation to reflect its business and strategic updates. The Immunocore management team will discuss these updates during a live and webcast presentation at the 44th Annual J.P. Morgan Healthcare Conference, on Wednesday, January 14, 2026, at 8:15 a.m. Pacific Standard Time (PST). The presentation and webcast will be available in the ‘Investors’ section of Immunocore’s website at www.immunocore.com. A replay of the presentation will be made available for a limited time.

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About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated, advanced or metastatic cutaneous melanoma, to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab. The brenetafusp dose of 160 mcg was recommended by the Independent Data Monitoring Committee, following a pre-planned review of safety for all three arms and of efficacy for the two brenetafusp regimens (40 mcg and 160 mcg) in the first 90 patients randomized in the Phase 3 trial. The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-sponsored Phase 3 clinical trial will include sites in 10 EU countries and the United States and is randomizing HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via its KIMMTRAKConnect program. The US program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s strategic priorities for 2026, including the Company’s ability to grow its commercial franchise with new melanoma indications, to reach more patients and to deliver on KIMMTRAK’s lifecycle management program; the Company’s ability to expand beyond melanoma into other tumor types and to realize growth opportunities beyond oncology; the potential of the Company’s melanoma franchise; the Company’s ability to advance its clinical pipeline; expectations regarding sales growth; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, and results of the Company’s and its collaborators’ existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s ability to leverage its expertise and dataset to inform clinical development; the expected submission of clinical trial applications or investigational new drug applications; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; and the Company’s preliminary unaudited cash, cash equivalents and marketable securities as of December 31, 2025. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions, including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East, or global geopolitical tension, on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; the Company’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; the Company’s ability to obtain and maintain regulatory approval of KIMMTRAK and its other product candidates; the Company’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; the Company’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; the Company’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict between Hamas and Israel, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled “Risk Factors” in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 26, 2025, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law. In addition, as the reported cash and cash equivalents in this press release are preliminary, have not been audited and are subject to change pending completion of the Company’s audited financial statements for the year ended December 31, 2025, it is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the amount included in this release, and such changes could be material. Additional information and disclosures would also be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2025.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson / Morgan Warenius
T: +1 (215) 384-4781
E: ir@immunocore.com